AGREEMENT AND PLAN OF MERGER

OF

TRI-MARK MFG., INC., A CALIFORNIA CORPORATION

AND

TRI-MFG., INC. , A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of October 15th,  2010, made and entered into by and between Tri-Mark MFG, Inc., a California ("TRI-Mark California”), and Tri-Mark MFG, Inc., a Delaware corporation ("Tri-Mark Delaware"), which corporations are sometimes referred to herein as the "Constituent Corporations."

WITNESSETH:

WHEREAS, TRI-Mark California  is a corporation organized and existing under the laws of the State of California, having been incorporated on December 18, 2006, under the laws of the State of California under the California Corporation Code  (the “CCC”); and

WHEREAS, TRI-Mark Delaware is a wholly-owned subsidiary corporation of Tri-Mark California, having been incorporated under the laws of the State of Delaware under the Delaware General Corporation Law (the “DGCL”) on August 10, 2010; and

WHEREAS, the respective Boards of Directors of TRI-Mark California and TRI-Mark Delaware have determined that it is desirable to merge TRI-Mark  California  with and into TRI-Mark Delaware and that TRI-Mark Delaware shall be the surviving corporation (the "Merger"); and

WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, TRI-Mark California and TRI-Mark Delaware hereto agree as follows:

ARTICLE I
MERGER

1.1 On the effective date of the Merger (the "Effective Date"), as provided herein, TRI-Mark California shall be merged with and into TRI-Mark  Delaware,the separate existence of TRI-Mark  California shall cease and TRI-Mark Delaware (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of FTOH Corp. by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901.

ARTICLE II
CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

2.1 The name of the Surviving Corporation shall be "FTOH Corp."  The Certificate of Incorporation of the Surviving Corporation, attached hereto as Exhibit A, as in effect on the date hereof, shall be the Certificate of Incorporation of TRI-Mark  Delaware (the " TRI-Mark  Delaware Charter") without change, unless and until amended in accordance with this Agreement or otherwise amended in accordance with applicable law.Article First of the Certificate of Incorporation of Tri-Mark – Del shall be amended as follows:

FIRST: The name of the Corporation is FTOH Corp.

SIXTH:     Article Fourth of the Certificate of Incorporation of Tri-Mark – Del is hereby amended as follows:

FOURTH:

A.          Classes and Number of Shares.  The total number of shares of stock that the Corporation shall have authority to issue is Two HundredMillion (200,000,000).  The classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1.           One Hundred Ninety Million (190,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”); and

2.           Ten Million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

B.           Blank Check Powers.  The Corporation may issue any class of the Preferred Stock in any series.  The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.  Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

ARTICLE III
BYLAWS OF THE SURVIVING CORPORATION

3.1 The Bylaws of the Surviving Corporation, as in effect on the date hereof shall be the Bylaws of TRI-Mark Delaware (the "TRI-MarkBylaws") without change, unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

ARTICLE IV
EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

4.1 On the Effective Date, the holders of the common stock of Tri-Mark California shall receive 8.344159089 shares of common stock of Tri-Mark Delaware (“Tri-Mark Common Stock”)as consideration and in exchange for each one share of common stock of Tri-Mark California and shall have no further claims of any kind or nature; and all of the common stock of Tri-Mark Delaware held by Tri-Mark California shall be surrendered and canceled.

ARTICLE V
CORPORATE EXISTENCE, POWERS AND LIABILITIES OF THE SURVIVING
CORPORATION

5.1 On the Effective Date, the separate existence of Tri-Mark California  shall cease.  Tri-Mark California shall be merged with and into Tri-Mark Delaware, the Surviving Corporation, in accordance with the provisions of this Agreement. Thereafter, Tri-Mark Delaware shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; all singular rights, privileges, powers and franchises of Tri-Mark California and Tri-Mark Delaware, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be vested in Tri-Mark Delaware; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of Tri-Mark Delaware, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in Tri-Mark California and Tri-Mark Delaware, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of Tri-Mark California shall thenceforth attach to Tri-Mark Delaware, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.2 Tri-Mark California agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of Tri-Mark  California and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI
OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

6.1 Upon the Effective Date, the officers and directors of Tri-Mark California shall resign and shall not be officers and directors of  Tri-Mark California or Tri-Mark  Delaware.

6.2 If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the Tri-Mark Delaware Bylaws.

ARTICLE VII
DISSENTING SHARES

7.1 Holders of shares of Tri-Mark  California Common Stock who have complied with all requirements for perfecting their rights of appraisal as required in the CCC shall be entitled to their rights under California  law with payments to be made by the Surviving Corporation.

ARTICLE VIII
APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE, CONDUCT OF BUSINESS
PRIOR TO EFFECTIVE DATE

8.1 Promptly after the approval of this Agreement by the requisite number of shareholders of Tri-Mark California, the respective Boards of Directors of Tri-Mark California and Tri-Mark Delaware will cause their duly authorized officers to make and execute Certificate of Ownership and Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Secretaries of State of California and Delaware, respectively, in accordance with the CCC and the DGCL. The Effective Date shall be the date on which the Certificate of Merger is filed with the Secretary of State of Delaware and the Secretary of State of California.

8.2 The Boards of Directors of Tri-Mark California and Tri-Mark Delaware may amend this Agreement and the Tri-Mark Delaware Charter or Tri-Mark Delaware Bylaws at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Tri-Mark  California may not (i) change the amount or kind of shares to be received in exchange for the Tri-Mark California Common Stock; or (ii) alter or change any of the terms and conditions of this Agreement or the Tri-Mark Delaware Charter or Tri-Mark Delaware Bylaws if such change would adversely affect the holders of the EGT Common Stock.

ARTICLE IX
TERMINATION OF MERGER

9.1 This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of Tri-Mark  California  and Tri-Mark  Delaware.

ARTICLE X
MISCELLANEOUS

10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

10.2 EXPENSES. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, Tri-Mark  California shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

10.3 AGREEMENT. An executed copy of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation at  101 Middlesex Turnpike, Burlington, MA 01803 and, upon request and without cost, a copy thereof will be furnished to any shareholder.

10.4 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TRI-MARK MFG, INC. ,
a Delaware corporation

By:	/s/ Glenn Kesner
Glenn Kesner, Chief Executive Officer

TRI-MARK MFG, INC.,
a California corporation

By:	/s/ Barry Sytner
Barry Sytner, Chief Executive Officer